EXHIBIT 99.2

Rancher Energy Announces Appointment of
Mark Worthey as New Board Member

DENVER, COLORADO—February 16, 2007—Rancher Energy Corp. (OTCBB: RNCH.OB--News) ("Rancher Energy" or the "Company"), today announced the appointment of CO2 industry veteran Mr. Mark Worthey as a new member of Rancher Energy’s Board of Directors.

Mr. Worthey was a founding officer of Denbury Resources Inc. since his employment there in 1992, some 14 years ago.  In 2006 Mr. Worthey retired from Denbury Resources as Senior Vice President—Operations, where he was responsible for all aspects of the company’s field operations. Denbury Resources owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, is the largest oil & gas operator in Mississippi, and holds key operating acreage in the onshore areas of Louisiana, Alabama, and the Texas Barnett Shale.

Mr. Worthey also worked at Coho Resources from 1985 to 1992 as a geologist and then as an exploitation manager.  He also worked at Newport Petroleum as a geologist from 1984 to 1985.  Mr. Worthey served as a board member of Genesis Energy, L.P. from 2002 until 2006.

Mr. Worthey graduated from Mississippi State University with a Bachelors of Science in Petroleum Geology in 1984.

Company President & CEO John Works commented, “We believe that Mark will be a valuable addition to our Board of Directors since he clearly has achieved very impressive technical and operational results at Denbury Resources. Mark’s extensive CO2 enhanced oil recovery experience coupled with his technical and operational capabilities in the oil industry will serve Rancher Energy well as we move to our next stage of growth as a focused and disciplined company centered on tertiary operations.”

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration and development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production, turning their potential into profits.

Forward-Looking Statements.
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contact:
Mr. Dan Foley, CFO
+1.303.629.1125
Visit our website at www.rancherenergy.com